TREDEGAR REPORTS SECOND QUARTER 2025 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--August 8, 2025--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second quarter financial results for the period ended June 30, 2025.
Second quarter 2025 net income (loss) from continuing operations was $1.8 million ($0.05 per diluted share) compared to $9.2 million (0.27 per diluted share) in the second quarter of 2024. Net income (loss) from ongoing operations, which excludes special items, was $1.8 million ($0.05 per diluted share) in the second quarter of 2025 compared to $10.3 million ($0.30 per diluted share) in the second quarter of 2024. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2025 and 2024, is provided in Note (a) to the Financial Tables in this press release.
Second Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions was $9.3 million in the second quarter of 2025 versus $12.9 million in the second quarter of 2024 and versus $9.2 million in the first quarter of 2025.
◦Sales volume was 40.7 million pounds in the second quarter of 2025 versus 34.9 million pounds in the second quarter of 2024.
◦Net new orders increased 21% in the second quarter of 2025 versus the second quarter of 2024 and declined 11% versus the first quarter of 2025. Open orders at the end of the second quarter of 2025 were 25 million pounds, which was up from 14 million pounds at the end of the second quarter of 2024 and flat with the end of the first quarter of 2025.
•EBITDA from ongoing operations for PE Films was $6.7 million in the second quarter of 2025 versus $10.1 million in the second quarter of 2024 and versus $7.5 million in the first quarter of 2025.
◦Sales volume was 9.8 million pounds in the second quarter of 2025 versus 10.5 million pounds in the second quarter of 2024.
John Steitz, Tredegar’s president and chief executive officer, said, “Bonnell sales volume improved significantly in the second quarter versus last year. However, profits declined for the period mainly due to manufacturing inefficiencies in April and May that we believe have been resolved. Operating performance has improved since then, but the average weekly net new orders after the Section 232 tariff increase from 25% to 50% declined to 2.7 million pounds for the last 9 weeks ending August 1, 2025, versus 3.4 million pounds for the first 22 weeks of 2025. We believe that the recent decline in orders, which is a measure of potential future sales volume, is due to a combination of lower demand for aluminum extrusions in the U.S. and customers pausing orders to evaluate the permanency of the new higher tariff.”
Mr. Steitz continued, “PE Films again had another good quarter albeit below the exceptional performance in the second quarter of last year. We believe that the second half performance in 2025 will moderate from the strong first half. To date, we have not experienced an adverse impact on customer demand related to tariff actions, but the situation remains fluid.”
Mr. Steitz concluded, “We believe that our balance sheet remains strong with plenty of liquidity available from our new five-year $125 million asset-based lending facility.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (or Bonnell Aluminum) produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (“B&C”), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Six Months Ended		Favorable/
(In thousands, except percentages)	June 30,		(Unfavorable)	June 30,		(Unfavorable)
	2025	2024	% Change	2025	2024	% Change
Sales volume (lbs)	40,690	34,906	16.6%	78,608	68,747	14.3%
Net sales	$148,367	$119,413	24.2%	$281,999	$233,636	20.7%
Variable costs	116,059	87,825	(32.1)%	219,582	172,610	(27.2)%
Manufacturing fixed costs[1]	11,760	9,881	(19.0)%	22,973	19,507	(17.8)%
Selling, general and administrative costs[1]	10,129	8,972	(12.9)%	19,541	15,770	(23.9)%
Other[2]	1,136	(172)	(760.5)%	1,462	302	(384.1)%
EBITDA from ongoing operations	$9,283	$12,907	(28.1)%	$18,441	$25,447	(27.5)%
Depreciation & amortization	(4,093)	(4,446)	7.9%	(8,319)	(8,988)	7.4%
EBIT from ongoing operations[3]	$5,190	$8,461	(38.7)%	$10,122	$16,459	(38.5)%
Capital expenditures	$2,386	$1,463		$4,757	$3,012
1. Excludes related depreciation and amortization.
2. Includes segment allocated employee compensation benefit expenses.
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

The following table presents the sales volume by end use market for the three and six months June 30, 2025 and 2024, and the three months ended March 31, 2025.

	Three Months Ended		Favorable/	Three Months Ended	Favorable/	Six Months Ended		Favorable/
(In millions of lbs)	June 30,		(Unfavorable)	March 31,	(Unfavorable)	June 30,		(Unfavorable)
	2025	2024	% Change	2025	% Change	2025	2024	% Change
Sales volume by end-use market:
Non-residential B&C	22.5	20.3	10.8%	19.2	17.2%	41.7	40.4	3.2%
Residential B&C	2.3	2.2	4.5%	2.0	15.0%	4.3	3.8	13.2%
Automotive	3.2	2.9	10.3%	3.1	3.2%	6.3	6.1	3.3%
Specialty products	12.7	9.5	33.7%	13.6	(6.6)%	26.3	18.4	42.9%
Total	40.7	34.9	16.6%	37.9	7.4%	78.6	68.7	14.3%
Second Quarter 2025 Results vs. Second Quarter 2024 Results
Net sales (sales less freight) in the second quarter of 2025 increased 24.2% versus the second quarter of 2024 primarily due to higher sales volume and the pass-through of higher metal costs. Sales volume in the second quarter of 2025 increased 16.6% versus the second quarter of 2024 and 7.4% versus the first quarter of 2025. The Company saw increased shipments for curtainwall, storefront and institutional walkway covers within the nonresidential B&C market and TSLOTSTM aluminum framing systems, for both year-over-year and sequential periods. Within the specialty market, shipments for solar panels within the electrical product group and consumer durables increased versus the second quarter of last year. The Company estimates that the growth in the solar market was partly due to regaining share previously lost to imported aluminum extrusions, while the growth in consumer durables could be associated with a pull-forward of demand in anticipation of higher tariff-related pricing.
Net new orders in the second quarter of 2025 increased 21% versus the second quarter of 2024 and decreased 11% versus the first quarter of 2025. The second quarter of 2025 marked the first quarterly decline for this metric, following 10 consecutive quarterly increases.
Open orders at the end of the second quarter of 2025 were 25 million pounds, versus 14 million pounds at the end of the second quarter of 2024 and 25 million pounds at the end of the first quarter of 2025. This level falls within the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in long lead times.

Effective June 4, 2025, the Section 232 tariffs were increased to 50%, except for the United Kingdom, after previously being increased from 10% to 25%, effective March 12, 2025. These measures are in addition to existing antidumping and countervailing duties. There are no country-specific or product-specific exclusions occurring to date, except for an alternative arrangement with the United Kingdom. Tariffs and duties are part of the mechanical pass-through to customers in the U.S. market for aluminum extrusions for changes in metal costs. In addition, the Company implemented price increases during the third quarter of 2025 to offset other tariff-related cost increases that are not part of the metal cost pass-through mechanism.
The trend of net new orders declined after the most recent tariff increase to 50% from an average of 3.4 million pounds per week for the weekly periods ending from January 5 to June 1, 2025, to an average of 2.7 million pounds per week for the weekly periods ending June 8, 2025 through August 1, 2025. The Company believes that the 20% decline in orders after the step-up in tariff to 50% is due to a combination of lower demand for extrusions in the U.S. and customers pausing orders to evaluate the permanency of the new higher tariff. The favorable shift in market share from imports to U.S. producers has not offset the lower demand at the stepped-up tariff level.
EBITDA from ongoing operations in the second quarter of 2025 decreased $3.6 million versus the second quarter of 2024, primarily due to:
•A $0.7 million increase in contribution margin (net sales less variable costs) associated with:
◦Higher volume ($5.2 million), offset by higher variable manufacturing costs associated with material yield ($0.7 million unfavorable in the second quarter of 2025 versus $0.1 million unfavorable in the second quarter of 2024); higher labor rate ($0.6 million); unfavorable labor productivity associated with onboarding new employees ($0.7 million); higher expense for externally produced billet related to the increase in volume ($0.5 million); unfavorable maintenance and supply expense ($0.3 million); and higher utilities ($0.2 million).
◦The timing of the flow-through under the first-in first-out (“FIFO”) method of aluminum raw materials costs, which were previously acquired in a quickly changing commodity pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a charge of $0.7 million in the second quarter of 2025 versus a benefit of $1.2 million in the second quarter of 2024.
▪The underlying average U.S. Midwest transaction prices for aluminum (which includes tariffs and duties) and the main factor causing the flow-through timing issue for the related periods compared, were $1.49 and $1.57 per pound in May and February of 2025, and $1.36 and $1.17 per pound in May and February of 2024. The average U.S. Midwest transaction prices for aluminum for the second and first quarters of 2025 and second and first quarters of 2024 were $1.56, $1.52, $1.34 and $1.18 per pound, respectively.
•Higher fixed costs associated with wage increases and compensation-related costs ($0.8 million), higher maintenance and utilities expenses ($0.3 million) and added resources to support increasing volume ($0.3 million).
•Higher selling, general and administrative ("SG&A") expenses primarily associated with employee-related compensation ($0.7 million).
•Higher other expense for employee-related medical costs caused by an increase in the number of high-cost medical claims versus favorable experience in recent years ($1.2 million). The Company is self-insured for medical claims with stop loss coverage for claims of over $0.3 million.
Manufacturing costs versus expectations during the second quarter of 2025 were unfavorable by approximately $3 million, which occurred in April and May due to inefficiencies from the ramp-up of production and hiring to fulfill the higher order rate. The Company believes that these issues have been resolved.
First Six Months of 2025 Results vs. First Six Months of 2024 Results
Net sales in the first six months of 2025 increased 20.7% versus the first six months of 2024 primarily due to higher sales volume and the pass-through of higher metal costs, partially offset by a lower average conversion price add-on to metal costs associated with a shift in sales mix in the first quarter of 2025. Sales volume in the first six months of 2025 increased 14.3% versus the first six months of 2024.
EBITDA from ongoing operations in the first six months of 2025 decreased $7.0 million in comparison to the first six months of 2024 primarily due to:
•A $1.4 million increase in contribution margin associated with:
◦Higher volume ($8.6 million), significantly offset by lower spread in the first quarter of 2025 (the difference between selling prices and metal costs) associated with a shift in sales mix ($2.1 million); higher variable manufacturing costs associated with material yield in the first five months of 2025, which was unfavorable to projected rates ($1.4 million unfavorable in the first six months of 2025 versus $0.5 million favorable in the first six months of 2024); higher labor rates ($1.4 million); decreased labor productivity associated with onboarding new employees ($0.5 million); higher maintenance expense, primarily associated with downed equipment and extreme winter weather events in the first quarter of 2025 ($1.0 million); higher die expense associated with the timing of purchases in the first quarter of 2025 ($1.0 million); higher expense for externally produced billet related to increasing volume in the second quarter of 2025 ($0.5 million); and higher utilities ($0.4 million).
◦The timing of the flow-through under the FIFO method of aluminum raw material costs, which were previously acquired at lower prices in a quickly changing commodity pricing environment and passed through to customers, resulted in a benefit of $1.1 million in the first six months of 2025 versus a charge of $0.1 million in the first six months of 2024.
•Higher fixed costs associated with wage increases and compensation-related costs ($1.8 million), higher maintenance and utilities ($0.7 million) and added resources to support increasing volume ($0.6 million).
•Higher SG&A expenses primarily associated with employee-related compensation ($2.4 million), increased training and onboarding expense ($0.5 million) and routine environmental compliance costs ($0.4 million).
•Higher other expense for employee-related medical costs caused by an increase in the number of high-cost medical claims versus favorable experience in recent years ($1.2 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2025 (“Second Quarter Form 10-Q”) for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $17 million in 2025, including $5 million for productivity projects and $12 million for capital expenditures required to support continuity of operations. Depreciation expense is projected to be $15 million in 2025. Amortization expense is projected to be $2 million in 2025.
PE Films
PE Films produces surface protection films, polyethylene overwrap films and films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/	Six Months Ended		Favorable/
(In thousands, except percentages)	June 30,		(Unfavorable)	June 30,		(Unfavorable)
	2025	2024	% Change	2025	2024	% Change
Sales volume (lbs)	9,798	10,548	(7.1)%	19,437	20,583	(5.6)%
Net sales	$24,596	$29,197	(15.8)%	$50,134	$53,932	(7.0)%
Variable costs	11,688	13,183	11.3%	23,664	25,228	6.2%
Manufacturing fixed costs[1]	3,243	3,115	(4.1)%	6,702	6,336	(5.8)%
Selling, general and administrative costs[1]	2,867	2,791	(2.7)%	5,459	5,307	(2.9)%
Other[2]	87	(25)	(448.0)%	76	24	(216.7)%
EBITDA from ongoing operations	$6,711	$10,133	(33.8)%	$14,233	$17,037	(16.5)%
Depreciation & amortization	(1,230)	(1,317)	6.6%	(2,480)	(2,645)	6.2%
EBIT from ongoing operations[3]	$5,481	$8,816	(37.8)%	$11,753	$14,392	(18.3)%
Capital expenditures	$295	$216		$882	$610
1. Excludes related depreciation and amortization.
2. Includes segment allocated employee compensation benefit expenses.
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

Second Quarter 2025 Results vs. Second Quarter 2024 Results
Net sales in the second quarter of 2025 decreased 15.8% versus the second quarter of 2024 due to lower sales volume in surface protection films, which decreased 18.2% in the second quarter of 2025 versus exceptionally strong volume in the second quarter of 2024 and 10.1% versus the first quarter of 2025. Recent volume performance for Surface Protection has exceeded expectations and is expected to moderate for the remainder of the year. Volume for overwrap films, which are predominantly manufactured and sold in the U.S. and used in consumer staple items, increased 6.1% in the second quarter of 2025 versus the second quarter of 2024.
To date, Surface Protection has not experienced an adverse impact on customer demand related to tariff actions; however, the situation remains fluid and the impact on consumer electronics is uncertain.
EBITDA from ongoing operations in the second quarter of 2025 decreased $3.4 million versus the second quarter of 2024, primarily due to:
•A decrease in contribution margin of $3.1 million resulting from:
◦A $3.3 million decrease from Surface Protection associated with lower volume ($4.2 million), partially offset by cost improvements and favorable pricing ($0.7 million) and the pass-through lag associated with resin costs (no charge or benefit in the second quarter of 2025 versus a charge of $0.2 million in the second quarter of 2024).
◦A $0.2 million increase from overwrap films primarily due to cost improvements ($0.2 million) and the pass-through lag associated with resin costs (no charge or benefit in the second quarter of 2025 versus a charge of $0.1 million in the second quarter of 2024), partially offset by unfavorable pricing ($0.1 million).
There have been significant cyclical swings in the sales volume and EBITDA from ongoing operations for PE Films in the last 3.5 years, largely due to the unprecedented downturn in the display industry during the second half of 2022 and first half of 2023. EBITDA from ongoing operations for the past 3.5 years (first six months of 2025, full year 2024, 2023 and 2022) has averaged approximately $4.8 million per quarter.
First Six Months of 2025 Results vs. First Six Months of 2024 Results
Net sales in the first six months of 2025 decreased 7.0% compared to the first six months of 2024 primarily due to a decrease in sales volume in Surface Protection, as a result of the factors noted above. Sales volume decreased 7.8% in Surface Protection in the first six months of 2025 versus the first six months of 2024. Sales volume for overwrap films decreased 3.1% in the first six months of 2025 versus the first six months of 2024.
EBITDA from ongoing operations in the first six months of 2025 decreased $2.8 million versus the first six months of 2024, primarily due to:
•A decrease in contribution margin of $2.2 million resulting from:
◦A $1.8 million decrease in Surface Protection associated with lower volume ($3.9 million), partially offset by cost improvements and favorable pricing ($1.8 million) and the pass-through lag associated with resin costs (a charge of $0.1 million in the first six months of 2025 versus a charge of $0.4 million in the first six months of 2024).
◦A $0.5 million decrease in overwrap films primarily due to lower volume and unfavorable mix and pricing ($0.8 million), partially offset by cost improvements ($0.1 million) and the pass-through lag associated with resin costs (a charge of $0.1 million in the first six months of 2025 versus a charge of $0.2 million in the first six months of 2024).
•Higher fixed costs primarily associated with wage increases and compensation-related costs ($0.4 million).
•Higher SG&A expenses primarily associated with increased R&D expenses ($0.2 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Second Quarter Form 10-Q for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $2 million in 2025, including $1 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $5 million in 2025. There is no amortization expense for PE Films.

Corporate Expenses, Interest, Taxes and Other
Corporate expenses, net in the first six months of 2025 increased $2.6 million compared to the first six months of 2024 primarily due to higher professional fees associated with business development activities ($3.5 million), higher employee-related incentive compensation ($1.1 million) and higher stock-based compensation ($0.6 million), partially offset by a gain on the sale of corporate-owned land ($1.5 million), lower external and internal audit fees ($0.7 million) and lower professional fees associated with remediation activities related to internal control over financial reporting ($0.4 million).
Interest expense was $2.8 million in the first six months of 2025 in comparison to $2.3 million in the first six months of 2024. The increase was primarily due to the write-off of deferred financing fees related to the entry into Amendment No. 5 to the Second and Restated Credit Agreement of $0.8 million, partially offset by lower weighted average total debt outstanding and lower interest rates.
The effective tax rate used to compute income taxes (benefit) from continuing operations in the first six months of 2025 was 38.4% compared to 16.6% in the first six months of 2024. The effective tax rate in the first six months of 2025 was impacted by taxable discrete items, including stock-based compensation, and lower book income. See Note (d) to Financial Tables in this Press Release for information related to the effective tax rate from ongoing operations. Refer to Note 8 to the Company’s Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) from continuing operations and the U.S. federal statutory rate for 2025 and 2024.
Debt, Financial Leverage, Debt Covenants and Debt Refinancing
Total debt was $62.6 million at June 30, 2025 and $61.9 million at December 31, 2024. Cash, cash equivalents were $9.8 million at June 30, 2025 and $7.1 million at December 31, 2024. Net debt (total debt in excess of cash & cash equivalents), a non-GAAP financial measure, was $52.8 million at June 30, 2025 and $54.8 million at December 31, 2024. See Note (e) to the Financial Tables in this Press Release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
Total debt increased $0.7 million and net debt decreased $2.0 million in the first six months of 2025 versus the end of 2024 due to $9.8 million received in the first quarter of 2025 from the post-closing settlement associated with the sale of Terphane, partially offset by higher net working capital resulting from seasonally low levels at the end of 2024 and the impact of tariffs in 2025.
As of June 30, 2025, the Company was in compliance with all covenants under its $125 million asset-based credit agreement, which matures May 6, 2030 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, and owned machinery and equipment. As of June 30, 2025, funds available to borrow under the ABL Facility were approximately $51 million. The median daily liquidity under the ABL Facility during the second quarter of 2025 was $54 million compared with a median of $44 million during the first quarter of 2025. Refer to Note 10 to the Company’s Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q for additional details on the primary debt covenants.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•the impact of macroeconomic factors, such as inflation, interest rates and recession risks;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•noncompliance with any of the financial and other restrictive covenants in the ABL Facility;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•an information technology system failure or breach;
•risks of doing business in countries outside the U.S. that affect our international operations;

•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•political, economic and regulatory factors concerning the Company’s products;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•failure by governmental entities to prevent foreign companies from evading antidumping and countervailing duties;
•unanticipated problems or delays with the implementation of the enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•loss of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•inability to successfully complete strategic acquisitions or dispositions, failure to realize the expected benefits of such acquisitions or dispositions, and assumption of unanticipated risks in such acquisitions or dispositions;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A. Risk Factors of the Company’s Form 10-K for the year ended December 31, 2024. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high-technology applications in the global electronics industry. With approximately 1,600 employees, the Company operates manufacturing facilities in North America and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Sales	$179,116	$153,940	$343,853	$297,912
Other income (expense), net (c)	1,385	322	1,376	328
	180,501	154,262	345,229	298,240

Cost of goods sold (c)	148,535	119,012	284,178	234,119
Freight	6,153	5,330	11,720	10,344
Selling, R&D and general expenses (c)	20,750	19,055	41,574	35,739
Amortization of identifiable intangibles	440	460	879	899
Pension and postretirement benefits	27	54	3	109
Interest expense	1,785	1,139	2,798	2,323
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	(1)	80	17	587
	177,689	145,130	341,169	284,120
Income (loss) from continuing operations before income taxes	2,812	9,132	4,060	14,120
Income tax expense (benefit)	984	(38)	1,560	2,346
Net income (loss) from continuing operations	1,828	9,170	2,500	11,774
Income (loss) from discontinued operations, net of tax	(97)	(378)	9,332	306
Net income (loss)	$1,731	$8,792	$11,832	$12,080

Earnings (loss) per share:
Basic:
Continuing operations	$0.05	$0.27	$0.07	$0.34
Discontinued operations	—	(0.01)	0.27	0.01
Basic earnings (loss) per share	$0.05	$0.26	$0.34	$0.35
Diluted:
Continuing operations	$0.05	$0.27	$0.07	$0.34
Discontinued operations	—	(0.01)	0.27	0.01
Diluted earnings (loss) per share	$0.05	$0.26	$0.34	$0.35

Shares used to compute earnings (loss) per share:
Basic	34,775	34,378	34,694	34,350
Diluted	34,775	34,378	34,694	34,350

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net Sales
Aluminum Extrusions	$148,367	$119,413	$281,999	$233,636
PE Films	24,596	29,197	50,134	53,932
Total net sales	172,963	148,610	332,133	287,568
Add back freight	6,153	5,330	11,720	10,344
Sales as shown in the condensed consolidated statements of income	$179,116	$153,940	$343,853	$297,912

EBITDA from Ongoing Operations (f)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$9,283	$12,907	$18,441	$25,447
Depreciation & amortization	(4,093)	(4,446)	(8,319)	(8,988)
EBIT (b)	5,190	8,461	10,122	16,459
Plant shutdowns, asset impairments, restructurings and other (c)	(57)	(1,649)	(1,225)	(2,816)
PE Films:
Ongoing operations:
EBITDA (b)	$6,711	$10,133	$14,233	$17,037
Depreciation & amortization	(1,230)	(1,317)	(2,480)	(2,645)
EBIT (b)	5,481	8,816	11,753	14,392
Plant shutdowns, asset impairments, restructurings and other (c)	1	(80)	1	(584)
Total	10,615	15,548	20,651	27,451
Interest income	6	5	11	25
Interest expense	1,785	1,139	2,798	2,323
Gain on investment in kaleo, Inc.	—	144	—	144
Corporate expenses, net (c)	6,024	5,426	13,804	11,177
Income (loss) from continuing operations before income taxes	2,812	9,132	4,060	14,120
Income tax expense (benefit)	984	(38)	1,560	2,346
Net income (loss) from continuing operations	1,828	9,170	2,500	11,774
Income (loss) from discontinued operations, net of tax	(97)	(378)	9,332	306
Net income (loss)	$1,731	$8,792	$11,832	$12,080

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Cash & cash equivalents	$9,795	$7,062
Accounts & other receivables, net	78,833	64,817
Income taxes recoverable	303	—
Inventories	66,648	51,381
Prepaid expenses & other	8,174	16,567
Total current assets	163,753	139,827
Property, plant & equipment, net	131,567	137,032
Right-of-use leased assets	13,731	14,635
Identifiable intangible assets, net	6,447	7,326
Goodwill	22,446	22,446
Deferred income taxes	31,369	32,517
Other assets	2,272	2,448
Non-current assets of discontinued operations	—	126
Total assets	$371,585	$356,357
Liabilities and Shareholders’ Equity
Accounts payable	$68,181	$64,704
Accrued expenses	21,357	22,168
Lease liability, short-term	2,404	2,453
Short-term debt	629	1,322
Income taxes payable	273	320
Current liabilities of discontinued operations	—	741
Total current liabilities	92,844	91,708
Lease liability, long-term	11,962	12,993
ABL revolving facility	62,000	60,600
Pension and other postretirement benefit obligations, net	5,821	5,914
Deferred income taxes	69	69
Other non-current liabilities	4,783	4,105
Shareholders’ equity	194,106	180,968
Total liabilities and shareholders’ equity	$371,585	$356,357

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$11,832	$12,080
Adjustments for noncash items:
Depreciation	10,018	12,357
Amortization of intangibles	879	948
Reduction of right-of-use assets	1,064	1,178
Deferred income taxes	1,209	2,248
Accrued pension and postretirement benefits	107	109
Stock-based compensation expense	919	1,086
Gain on investment in kaléo	—	(144)
Gain on the sale of assets	(1,492)	—
Gain on sale of divested business	(9,657)	—
Changes in assets and liabilities:
Accounts and other receivables	(14,016)	(17,160)
Inventories	(15,263)	(10,357)
Income taxes recoverable/payable	(349)	(539)
Prepaid expenses and other	8,897	2,597
Accounts payable and accrued expenses	2,336	3,305
Lease liability	(1,240)	(1,408)
Pension and postretirement benefit plan contributions	(291)	(306)
Other, net	2,195	1,335
Net cash provided by (used in) operating activities	(2,852)	7,329
Cash flows from investing activities:
Capital expenditures	(5,638)	(4,782)
Proceeds from the sale of Terphane	9,835	—
Proceeds on sale of investment in kaléo	—	144
Proceeds from the sale of assets	1,904	83
Net cash provided by (used in) investing activities	6,101	(4,555)
Cash flows from financing activities:
Borrowings	88,197	340,818
Debt principal payments	(87,494)	(345,140)
Debt financing costs	(1,272)	(587)
Net cash provided by (used in) financing activities	(569)	(4,909)
Effect of exchange rate changes on cash	53	(2,651)
Increase (decrease) in cash and cash equivalents	2,733	(4,786)
Cash and cash equivalents at beginning of period	7,062	13,455
Cash and cash equivalents at end of period	$9,795	$8,669

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan prior to termination and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and six months ended June 30, 2025 and 2024 is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2025	2024	2025	2024
Net income (loss) from continuing operations as reported under GAAP[1]	$1.8	$9.2	$2.5	$11.8
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.1	—	0.5
(Gains) losses from sale of assets and other:
Other	—	1.0	2.9	2.7
Net income (loss) from ongoing operations[1]	$1.8	$10.3	$5.4	$15.0

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$0.05	$0.27	$0.07	$0.34
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—	0.01
(Gains) losses from sale of assets and other:
Other	—	0.03	0.08	0.09
Earnings (loss) per share from ongoing operations (diluted)	$0.05	$0.30	$0.15	$0.44
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (d).
(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker (“CODM”) to assess segment financial performance. The Company uses sales less freight (“net sales”) as its measure of revenues from external customers at the segment level. For more business segment information, see Note 9 to the Company’s Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and six months ended June 30, 2025 and 2024 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended June 30, 2025		Six Months Ended June 30, 2025
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.4	$0.3	$0.8	$0.6
Legal fees associated with the Aluminum Extruders Trade Case and other matters[1]	(0.2)	(0.1)	0.1	0.2
Storm damage to the Newnan, Georgia plant[1]	(0.2)	(0.1)	(0.2)	(0.1)
Aluminum premium charge as a result of unplanned maintenance interruptions[2]	—	—	0.3	0.2
Total for Aluminum Extrusions	$—	$0.1	$1.0	$0.9
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$1.3	$0.9	$3.8	$2.9
Professional fees associated with remediation activities related to internal control over financial reporting[1]	—	—	0.2	0.1
Group annuity contract premium adjustment[3]	—	—	0.1	0.1
Professional fees associated with the transition to the ABL Facility[1]	0.1	0.1	0.2	0.2
Proceeds on the sale of corporate-owned land[3]	(1.4)	(1.1)	(1.5)	(1.2)
Total for Corporate	$—	$(0.1)	$2.8	$2.1
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Cost of Goods Sold” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.

	Three Months Ended June 30, 2024		Six Months Ended June 30, 2024
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.8	$0.7	$1.4	$1.1
Storm damage to the Newnan, Georgia plant[1]	0.2	0.1	0.3	0.2
Legal fees associated with the Aluminum Extruders Trade Case[1]	0.3	0.2	0.5	0.4
Total for Aluminum Extrusions	$1.3	$1.0	$2.2	$1.7
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Richmond, Virginia Technical Center closure expenses, including severance[2]	$0.1	$0.1	$0.3	$0.2
Richmond, Virginia Technical Center lease modification[2]	—	—	0.3	0.3
Total for PE Films	$0.1	$0.1	$0.6	$0.5
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$—	$—	$0.2	$0.2
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.4	0.3	1.3	1.0
Professional fees associated with the transition to the ABL Facility[1]	—	—	0.2	0.1
Group annuity contract premium adjustment[3]	(0.2)	(0.2)	(0.2)	(0.2)
Total for Corporate	$0.2	$0.1	$1.5	$1.1
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. For more information, see Note (g).
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.

(d) For discussion on Tredegar’s presentation of net income (loss) from ongoing operations, please refer to Note (a) above. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and six months ended June 30, 2025 and 2024 and are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2025	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations as reported under GAAP	$2.8	$1.0	$1.8	35.0%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	—	—	—
Net income (loss) from ongoing operations	$2.8	$1.0	$1.8	35.0%
Three Months Ended June 30, 2024
Net income (loss) from continuing operations as reported under GAAP	$9.1	$(0.1)	$9.2	(0.4)%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	1.4	0.4	1.0
Net income (loss) from ongoing operations	$10.6	$0.3	$10.3	2.8%
Six Months Ended June 30, 2025
Net income (loss) from continuing operations as reported under GAAP	$4.1	$1.6	$2.5	38.4%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	3.8	0.9	2.9
Net income (loss) from ongoing operations	$7.9	$2.5	$5.4	31.3%
Six Months Ended June 30, 2024
Net income (loss) continuing operations as reported under GAAP	$14.1	$2.3	$11.8	16.6%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.1	0.5
(Gains) losses from sale of assets and other	3.6	0.9	2.7
Net income (loss) from ongoing operations	$18.3	$3.3	$15.0	18.0%
(e) Net debt is calculated as follows:

(In millions)	June 30,	December 31,
	2025	2024
Short-term debt	$0.6	$1.3
ABL revolving facility	62.0	60.6
Total debt	62.6	61.9
Less: Cash and cash equivalents	9.8	7.1
Net debt	$52.8	$54.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
Net leverage ratio is a non-GAAP financial measure. It is not intended to represent the stand-alone results for Tredegar under GAAP and should not be considered as an alternative to net income (loss) and total debt as defined by GAAP. Net leverage ratio is utilized by management in evaluating the Company’s financial leverage, and management believes that investors also may find the net leverage ratio to be helpful for the same purposes. In addition, earnings before interest, taxes, depreciation and amortization as defined in the ABL Facility ("Credit EBITDA") is provided below.

As of or for Twelve Months Ended June 30, 2025(1)
($ in millions)
Net debt	$52.8
Credit EBITDA(2)	$42.0
Net leverage ratio	1.3
1.Actual Credit EBITDA amounts are for the twelve months ended June 30, 2025 and actual net debt amounts are as of June 30, 2025. 2.See Note (h) for more information.
(f)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three and six months ended June 30, 2025 and 2024 is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2025	2024	2025	2024
Net income (loss) from continuing operations as reported under GAAP[1]	$1.8	$9.2	$2.5	$11.8
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.1	—	0.5
(Gains) losses from sale of assets and other	—	1.0	2.9	2.7
Net income (loss) from ongoing operations[1]	1.8	10.3	5.4	15.0
Depreciation and amortization	5.4	5.9	10.9	11.8
Interest expense	1.8	1.1	2.8	2.3
Income taxes from ongoing operations[1]	1.0	0.3	2.5	3.3
Consolidated EBITDA from ongoing operations	$10.0	$17.6	$21.6	$32.4
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from continuing operations are shown in Note (d).
(g)    In August 2023, the Company adopted a plan to close the PE Films technical center in Richmond, VA and reduce its efforts to develop and sell films supporting the semiconductor market. Future research & development activities for PE Films will be performed at the production facility in Pottsville, PA. PE Films continues to have new business opportunities primarily relating to surface protection films that protect components of flat panel and flexible displays. All activities ceased at the PE Films technical center in Richmond, VA as of the end of the first quarter of 2024.

(h)     The computation of Credit EBITDA, as defined in the ABL Facility, is presented below.

Computations of Credit EBITDA (as defined in the ABL Facility) as of and for the Twelve Months Ended June 30, 2025 *
Computations of Credit EBITDA for the twelve months ended June 30, 2025 (in thousands):
Net income (loss)	$(64,814)
Plus:
After-tax losses related to discontinued operations	56,584
Total income tax expense for continuing operations	—
Interest expense	5,139
Depreciation and amortization expense for continuing operations	22,301
All non-cash losses and expenses, plus cash losses and expenses not to exceed $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings (cash-related of $9,922)	23,301
Charges related to stock option grants and awards accounted for under the fair value-based method	—
Losses related to the application of the equity method of accounting	—
Losses related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Fees, costs and expenses incurred in connection with the amendment process (Amendment No. 3 “ABL Transition”)	412
Fees, costs and expenses incurred in connection with the amendment process (Amendment No. 5)	—
Minus:
After-tax income related to discontinued operations	—
Total income tax benefits for continuing operations	(951)
Interest income	(22)
All non-cash gains and income, plus cash gains and income in excess of $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings	—
Income related to changes in estimates for stock option grants and awards accounted for under the fair value-based method	—
Income related to the application of the equity method of accounting	—
Income related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Plus or minus, as applicable, pro forma EBITDA adjustments associated with acquisitions and asset dispositions	—
Credit EBITDA	$41,950
Fixed charge coverage ratio**:
Credit EBITDA	$41,950
Unfinanced capital expenditures	$13,873
Fixed charges	$5,716
Fixed charge coverage ratio	4.91
*Credit EBITDA is not intended to represent net income (loss) or cash flow from operations as defined by GAAP and should not be considered as an alternative to either net income (loss) or to cash flow.
** Fixed Charge Coverage Ratio is computed as the ratio of (a) Credit EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211